PLS CPA, A PROFESSIONAL CORPORATION

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

July 2, 2013

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Post Effective Amendment No. 1 to Form S-1 of our review report dated September 12, 2012, with respect to the unaudited interim financial statements of APT Systems, Inc. included in Post Effective Amendment No. 1 to Form S-1 for the period ended July 31, 2012. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA
PLS CPA, A Professional Corp.
San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board